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                                 BROADWING INC.

                            SHORT TERM INCENTIVE PLAN
             (As amended and restated effective as of July 24, 2000)

1.       PURPOSE.

         1.1 The purpose of this plan, which shall be named the Broadwing Inc. Short Term Incentive Plan (the "Plan") and the sponsor of which is the Company (as defined in subsection 1.2 below), is to provide key executives of the Company and its Subsidiaries (as defined in subsection 1.2 below) with incentive compensation based upon the achievement of specific short term performance goals.

         1.2 For purposes of the Plan, "Company" refers to Broadwing Inc. (which, prior to April 20, 2000, was named Cincinnati Bell Inc.) or, if applicable, any corporate successor to Broadwing Inc. that results from a merger or similar transaction. Also, for purposes of the Plan, a "Subsidiary" refers to any corporation which is part of an unbroken chain of corporations that begins with the Company and in which each corporation in such chain, other than the Company, has at least 80% of the total combined voting power of all classes of its stock owned by the Company or one of the other corporations in such chain. In addition, for purposes of the Plan, the Company's "Subsidiaries" refers to each and every Subsidiary in the aggregate.

         1.3 This document amends and restates the plan that was named the Broadwing Inc. 1997 Short Term Incentive Plan and all predecessor versions of such plan (the "Prior Plan") effective as of July 24, 2000 (the "Effective Amendment Date") and does not affect any awards granted under the Prior Plan prior to such date. For all purposes hereof, however, where the context permits, any reference to the Plan contained herein refers to the Plan both as amended and restated by this document and to the Prior Plan as it was in effect from time to time prior to the Effective Amendment Date.

2.       ADMINISTRATION.

         2.1 The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). The Committee shall consist of at least three members of the Board (a) who are neither officers nor employees of the Company and (b) who are "outside directors" within the meaning of Section 162(m)(4)(C) (as in effect on the Effective Amendment Date or as it may thereafter be amended or renumbered) of the Internal Revenue Code of 1986, as amended (the "Code").

         2.2 Subject to the limitations and other provisions of the Plan, the Committee shall have the sole and complete authority (a) to select, from the employees of the Company and its Subsidiaries who are part of the class of employees eligible for awards under the Plan, those employees who shall participate in the Plan (the "Participants"), (b) to make awards to each and any Participant in such amounts as it shall determine and to cancel, suspend, or amend any such awards (except that it may not amend any award that without such amendment would not be subject to the deduction limits of Section 162(m)(1) (as in effect on the Effective Amendment


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Date or as it may thereafter be amended or renumbered) of the Code if such amendment would cause such award to be subject to such deduction limits), (c) to impose such limitations, restrictions, and conditions upon awards as it shall deem appropriate, (d) to interpret the Plan and to adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (e) to appoint certain employees of the Company and the Subsidiaries to act on its behalf as its representatives (including for purposes of signing agreements which reflect awards granted under the Plan), and (f) to make all other determinations and to take all other actions necessary or advisable for the proper administration of the Plan. The Committee's determinations on any matter within its authority shall be conclusive and binding on the Company, its Subsidiaries, all Participants, and all other parties.

         2.3 Notwithstanding any other provision of the Plan which may be read to the contrary, the Committee may set different terms and conditions applicable to each and any award granted under the Plan, and there is no obligation that the awards made with respect to any calendar year must contain the same terms and conditions for all Participants or any group of Participants.

3.       CLASS OF EMPLOYEES ELIGIBLE FOR PLAN.

         Awards may be granted under the Plan with respect to any calendar year to, and only to, key executives. For purposes of the Plan, a "key executive" refers, with respect to any calendar year, to any person who during such year is employed and classified as an employee by the Company or a Subsidiary of the Company and whose regular and incentive compensation for such year is principally established by the Committee under the policies of the Company and its Subsidiaries. A key executive may but is not required to be a member of the Board or the board of directors of any Subsidiary of the Company. As is indicated in Section 2 above, the specific key executives to whom awards will be granted under the Plan, and who thereby will be considered Participants under the Plan, shall be chosen by the Committee in its sole discretion.

4.       AWARDS.

         4.1 Any award granted under the Plan to a Participant shall be made with respect to a specific calendar year (the award's "Award Year") and shall, if certain performance goals that are made applicable to the award by the Committee are met, provide for the payment to the Participant of a lump sum cash amount in the first quarter of the next following calendar year (the award's "Payment Year"). No more than one award may be granted to a Participant under the Plan with respect to any calendar year. Also, the grant of any award to a Participant under the Plan with respect to any calendar year shall not entitle the Participant to an award for any subsequent calendar year.

         4.2 Subject to the other provisions of this Section 4, any award granted under the Plan to a Participant shall specify a standard payment amount (the award's "Standard Award Level") if certain but not all (or a certain level but not the highest level) of the performance goals applicable to the award are met and will also specify payment amounts more or less than the Standard Award Level if additional or fewer (or if a higher or lower level) of the performance

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goals applicable to the award are met. In no event may the amount of the award exceed 200% of the award's Standard Award Level (or, if less, $3,000,000).

         4.3 The performance goals to be set by the Committee with respect to any award granted under the Plan to a Participant may be based on, and only on, one or more of the following criteria applicable to the Company and its
Subsidiaries: earnings before interest, taxes, depreciation, and amortization; earnings per share; operating income; total shareholder returns; cash generation targets; profit targets; revenue targets; profitability targets as measured by return ratios; net income; return on sales; return on assets; return on equity; and corporate performance indicators (indices based on the level of certain services provided to customers). The performance criteria that shall apply to any award granted under the Plan to a Participant shall be criteria that will be able to be objectively determined by the Committee, shall be measured or determined on the basis of the award's Award Year, and shall be set by the Committee either prior to the start of the award's Award Year or within the first 90 days of the award's Award Year. In addition, any such performance criteria (a) may be measured or determined for the Company, for any Subsidiary of the Company, for the Company and all of the Company's Subsidiaries in the aggregate, or for any group of corporations that are included in the entire group of the Company and its Subsidiaries and (b) may be measured and determined in an absolute sense and/or in comparison to the analogous performance criteria of other publicly-traded companies (that are selected for such comparison purposes by the Committee).

         4.4 The Committee shall verify that the performance goals that must be met for any specific payment to be made under an award granted under the Plan have been met before such payment is permitted.

         4.5 Notwithstanding the foregoing subsections of this Section 4 and principally in order to permit the Committee to take into account, before the amount otherwise payable under any award granted under the Plan is finalized, its determination as to whether the Participant has met certain individual goals that may have been set for him or her by the Committee or his or her managers and its determination as to whether any extraordinary or nonrecurring events in the operations of the Company and its Subsidiaries have unduly affected the performance goals applicable to the award, the Committee may, in its sole and unrestricted discretion, reduce the amount payable under any award granted under the Plan below the amount that would otherwise be payable under the award based solely on the performance goals that are set by the Committee for the award pursuant to the provisions of subsections 4.2 and 4.3 above. The discretion granted the Committee under this subsection 4.5 shall not, however, allow the Committee to increase the amount that would otherwise be payable under any award granted under the Plan based solely on the performance goals that are set by the Committee for the award pursuant to the provisions of subsections 4.2 and 4.3 above.

         4.6 In addition, and notwithstanding the foregoing subsections of this
Section 4, if a situation that is described in any of the following paragraphs of this subsection 4.6 applies to a Participant to whom an award is granted under the Plan, then the amount that is payable under the award shall be deemed to be equal to the product obtained by multiplying (a) the amount that would otherwise be payable under the award based on all of the foregoing subsections of this

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Section 4 (without regard to the provisions of this subsection 4.6) by (b) a fraction, the numerator of which is equal to the difference between the total number of days in the award's Award Year and the number of days that are to be excluded from such fraction's numerator pursuant to whichever of the following paragraphs of this subsection 4.6 are applicable to the Participant and the denominator of which is the total number of days in such Award Year.

                  (a) If the Participant becomes a key executive during but after the first day of the award's Award Year, and/or if the Participant ceases to be a key executive during but prior to the last day of the award's Award Year because of his or her retirement or death, then the numerator of the fraction referred to above shall exclude the number of the days in such Award Year on which the Participant is not a key executive. For purposes of the Plan, a Participant's "retirement" shall be deemed to have occurred only if the Participant ceases to be an employee of the Company and its Subsidiaries after either (a) both attaining age 60 and completing at least ten years of continuous service as an employee with the Company and its Subsidiaries or (b) completing at least 30 years of continuous service as an employee with the Company and its Subsidiaries.

                  (b) If the Participant receives disability benefits under the Company's Sickness and Accident Disability Benefits Plan, or any similar type of disability plan of a Subsidiary of the Company, for more than three months of the award's Award Year, the numerator of the fraction referred to above shall exclude the number of the days in the period of such Award Year for which benefits are payable to the Participant under such plan.

                  (c) If the Participant is on a leave of absence (approved by the Company or a Subsidiary of the Company) for more than three months of the award's Award Year, the numerator of the fraction referred to above shall exclude the number of the days in such Award Year on which the Participant is on such leave of absence.

         4.7 Further, and notwithstanding the foregoing subsections of this
Section 4, a Participant to whom an award has been granted under the Plan shall not in any event be entitled to receive any amount by reason of the award unless he or she both: (a) either (i) is an employee of the Company or a Subsidiary of the Company on the last day of the award's Award Year or (ii) terminated his or her employment with the Company and its Subsidiaries because of his or her disability (for which the Participant will be entitled to receive or has received disability benefits under the Company's Sickness and Accident Disability Benefits Plan or any similar type of disability plan of a Subsidiary of the Company), his or her retirement (as defined in subsection 4.6 above), or his or her death; and (b) has had at least three months of active service for the Company and its Subsidiaries during the award's Award Year (not including any time the Participant was absent from active service during such Award Year by reason of any leave of absence or for any other reason, including an absence on account of disability).

         4.8 As is noted in subsection 4.2 above and notwithstanding any other provision of the Plan to the contrary, the amount to be received by a Participant by reason of any award that is granted to the Participant under the Plan with respect to any calendar year shall not in any event exceed $3,000,000.



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         4.9 Each award granted under the Plan shall be evidenced by a written agreement, notice, or similar document that is provided in any manner by the Committee or a representative thereof (including, if the Committee so determines in its discretion, by a commonly accepted electronic notice), which agreement, notice, or other document shall contain the terms and conditions of such award (as set by the Committee).

         4.10 If a Participant is entitled to receive a payment under any award granted to him or her under the Plan by reason of the foregoing subsections of this Section 4, but he or she dies before such payment is made to him or her, then such payment shall be made to the Participant's beneficiary (as determined under the provisions of subsection 4.11 below) at the same time as such payment would be made if the Participant had not died. No beneficiary of a Participant shall be entitled to any amount under the Plan that is greater than the amount to which the Participant is entitled under the foregoing subsections of this Section 4.

         4.11 For purposes of the Plan, a Participant's "beneficiary" shall mean the person(s), trust(s), and/or other entity(ies) which the Participant designates as his or her beneficiary for the purposes of the Plan in any writing or form which is signed by the Participant and acceptable to the Committee, provided that such writing or form is filed with the Committee prior to the Participant's death. The determination of a Participant's beneficiary under the Plan shall also be subject to the following paragraphs of this subsection 4.11:

                  (a) If the Participant names more than one person, trust, and/or other entity as part of his or her beneficiary with respect to the Plan, each person, trust, and other entity designated as part of the Participant's beneficiary shall be entitled to an equal share of any amount payable to the Participant's beneficiary under any award granted under the Plan (unless the Participant otherwise designates in the writing or form by which he or she names his or her beneficiary for purposes of the Plan).

                  (b) The Participant may revoke or change his or her beneficiary designation by signing and filing with the Committee at any time prior to his or her death a new writing or form acceptable to the Committee.

                  (c) Notwithstanding the foregoing provisions of this subsection 4.11, if no beneficiary designation of the Participant has been filed with the Committee prior to his or her death, or if the Committee in good faith determines either that any beneficiary designation made by the Participant prior to his or her death is for any reason not valid or enforceable under applicable law or that there is a valid question as to the legal right of the designated beneficiary to receive the applicable payment, then the applicable payment shall be paid to the estate of the Participant (in which case none of the Company, any of its Subsidiaries, the Committee, or any of their personnel, agents, or representatives shall have any further liability to anyone with respect to such payment).


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5.       NONASSIGNABILITY OF AWARDS.

         Except as may be required by applicable law, no award granted under the Plan may be assigned, transferred, pledged, or otherwise encumbered by a Participant otherwise than by designation of a beneficiary under the provisions of subsections 4.10 and 4.11 above.

6.       DEFERRALS OF AWARD PAYMENTS.

         The Committee may, in its discretion, permit Participants to elect to defer the payment otherwise required under any award granted under the Plan in accordance with such terms and conditions as the Committee shall establish.

7.       PROVISIONS UPON CHANGE IN CONTROL.

         In the event of a Change in Control (as defined in subsection 7.2 below) occurring on or after the Effective Amendment Date, the provisions of this Section 7 shall supersede any conflicting provisions of the Plan.

         7.1 In the event of a Change in Control, the amount payable under any award that was granted under the Plan with respect to the calendar year that immediately precedes the calendar year in which the Change in Control occurs shall, if such amount has not yet been paid (or if such amount has not been determined by the Committee) by the date of the Change in Control, be paid within five business days after the date of such Change in Control (and, if the amount of such award has not yet been determined by the Committee by the date of the Change in Control, its amount shall be deemed to be equal to the award's Standard Award Level). Further, in the event of a Change in Control, a pro rata portion of any award granted under the Plan with respect to the calendar year in which the Change in Control occurs shall be paid within five business days after the date of the Change in Control, with the pro rata portion of such award being deemed to be equal to the full present value of such award's Standard Award Level (determined as of the date of payment under such interest rate and other actuarial assumptions as are reasonably adopted by the Committee) multiplied by a fraction, the numerator of which shall equal the number of full and partial months (including the month in which the Change in Control occurs) since the first day of the calendar year in which the Change in Control occurs and the denominator of which shall equal twelve.

         7.2 For the purpose of this Section 7, a "Change in Control" means the occurrence of any one of the following events:

                  (a) a majority of the Board as of any date is not composed of Incumbent Directors. For purposes hereof, as of any date, the term "Incumbent Director" means any individual who is a director of the Company as of such date and either: (1) who was a director of the Company at the beginning of the 24 consecutive month period ending on such date; or (2) who became a director subsequent to the beginning of such 24 consecutive month period and whose appointment, election, or nomination for election was approved by a vote of at least two-thirds of the directors who were, as of the date of such vote, Incumbent Directors (either by a


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specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director). It is PROVIDED, HOWEVER, that no individual initially appointed, elected, or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director;

                  (b) any "person" (as such term is defined in Section 3(a)(9) of the 1934 Act) and as used in Sections 13(d)(3) and 14(d)(2) of the 1934 Act is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (b) shall not be deemed to be a Change in Control if such event results from any of the following: (1) the acquisition of any Company Voting Securities by the Company or any Subsidiary, (2) the acquisition of any Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (3) the acquisition of any Company Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a Non-Qualifying Transaction (as defined in paragraph (c) of this subsection 7.2);

                  (c) the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company or any Subsidiary (a "Reorganization") or sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a "Sale"), that in each case requires the approval of the Company's shareholders under the law of the Company's jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of the Company in such Reorganization or Sale), unless immediately following such Reorganization or Sale: (1) more than 60% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) the entity resulting from such Reorganization or the entity which has acquired all or substantially all of the assets of the Company (in either case, the "Surviving Entity"), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the "Parent Entity"), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an

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entity other than a corporation) of the outstanding voting securities of the
Parent Entity (or, if there is no Parent Entity, the Surviving Entity), and
(3) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2), and (3) of this paragraph (c) being deemed to be a "Non-Qualifying Transaction"); or

                  (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; PROVIDED THAT, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

         7.3 The provisions of this Section 7 may not be amended with respect to any award granted to a Participant on or subsequent to the date such award is granted if such amendment would be materially adverse to any Participant without the consent of such Participant; provided, however, the Board may still then make, without the Participant's consent, minor or administrative changes to this Section 7 or changes to this Section 7 to conform to applicable legal requirements that will apply to such award.

8.       ADJUSTMENTS.

         The Committee shall be authorized to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award granted under the Plan in the manner and to the extent it shall determine is needed to reflect the intended provisions of the Plan or that award or to meet any law that is applicable to the Plan.

9.       RIGHTS OF BOARD OF DIRECTORS.

         9.1 Notwithstanding any other provision hereof to the contrary, the Board may amend, alter, or discontinue the Plan or any portion or provision thereof at any time, provided that no such action shall materially impair the rights of a Participant with respect to a previously granted Plan award without the Participant's consent. Notwithstanding the foregoing, the Board may not in any event, without the approval of the Company's shareholders, adopt an amendment to the Plan which shall: (a) change the class of persons eligible to become Participants under the Plan; (b) make any change in the Plan that is required by Section 162(m) (as in effect on the Effective Amendment Date or as it may thereafter be amended or renumbered) of the Code to be approved by the Company's shareholders in order to permit the Committee the ability to have the


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amounts payable pursuant to any awards granted by it under the Plan not be subject to the deduction limits of Section 162(m)(1) (as in effect on the Effective Amendment Date or as it may thereafter be amended or renumbered) of the Code by reason of Section 162(m)(4)(C) (as in effect on the Effective Amendment Date or as it may thereafter be amended or renumbered) of the Code; or (c) make any other change in the Plan that is required by applicable law to be approved by the Company's shareholders in order to be effective.

         9.2 If approval of the Company's shareholders is required to a Plan amendment pursuant to the provisions of subsection 9.1 above, then such approval must be by the favorable vote of a majority of the outstanding stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the state in which the Company is incorporated (or, to the extent applicable law requires a greater degree or level of approval by the Company's shareholders in order for such amendment to become effective, such approval must comply with such required degree or level of approval).

10.      WITHHOLDING.

         The Company shall retain from the payment of any award granted under the Plan a sufficient amount of cash applicable to the award to satisfy all withholding tax obligations that apply to the payment.

11.      MISCELLANEOUS.

         11.1 Nothing contained in the Plan or any award granted under the Plan shall confer on any Participant any right to be continued in the employment of the Company or any Subsidiary of the Company or interfere in any way with the right of the Company or any Subsidiary to terminate the Participant's employment at any time and in the same manner as though the Plan and any awards granted under the Plan were not in effect.

         11.2 All payments required to be made under awards granted under the Plan shall be made by the Company out of its general assets. In this regard, the Plan shall not be funded, and the Company shall not be required to segregate any assets to reflect any awards granted under the Plan. Any liability of the Company to any person with respect to any award granted under the Plan shall be based solely upon the contractual obligations that apply to such award, and no such liability shall be deemed to be secured by any pledge of or other lien or encumbrance on any property of the Company.

         11.3 Any payments or other benefits provided to a Participant with respect to an award granted under the Plan shall not be deemed a part of the Participant's compensation for purposes of any termination or severance pay plan, or any other pension, profit sharing, or other benefit plan, of the Company or any Subsidiary of the Company unless such plan expressly or clearly indicates that the payments or other benefits provided under an award granted under the Plan shall be considered part of the Participant's compensation for purposes of such plan or unless applicable law otherwise requires.


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         11.4 The Plan shall be subject to and construed in accordance with the laws of the State of Ohio.

         IN ORDER TO EFFECT THE PROVISIONS OF THIS PLAN DOCUMENT, Broadwing Inc., the sponsor of the Plan, has caused its name to be subscribed to this Plan document this 9th day of August, 2000, to be effective as of July 24, 2000.

                             BROADWING INC.

                             By:___________________________________________
                                  Richard G. Ellenberger
                                  President and Chief Executive Officer



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